UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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4Kids Entertainment, Inc. (Name of Registrant as Specified in its Charter)
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4KIDS ENTERTAINMENT, INC.

1414 Avenue of the Americas

New York, New York 10019

(212) 758-7666

April 30, 2009

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders (the “Annual Meeting”) of 4Kids Entertainment, Inc. (“4Kids” or the “Company”) to be held at 10 a.m. (Eastern Time) on Friday, May 22, 2009, at JP Morgan Chase, 270 Park Avenue, New York, New York, Room C on the 11th Floor.

The purposes of the Annual Meeting are to (i) elect directors, (ii) ratify the appointment of auditors, (iii) consider and vote upon a shareholder proposal to implement majority voting in uncontested director elections and (iv) transact such other business as may properly come before the meeting and any adjournment or postponements thereof. These matters are described in the formal Notice of the 2009 Annual Meeting of Shareholders and the accompanying Proxy Statement.

Included with the Proxy Statement is a copy of the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2008. We encourage you to read the Annual Report. It includes information on the Company’s business, markets and products as well as the Company’s audited financial statements.

Your vote is very important. We hope you will find it convenient to attend the Annual Meeting in person. Whether or not you are personally able to attend, it is important that your shares be represented at the meeting. Accordingly, you are requested to sign, date and return the enclosed proxy promptly. If you do attend the Annual Meeting you may revoke your proxy and vote in person. Your cooperation is greatly appreciated.

Sincerely,

ALFRED R. KAHN

Chairman of the Board of Directors and

Chief Executive Officer

TABLE OF CONTENTS

Page

General Information	2

Proposal 1 – Election of Directors	3

Management	4
Directors and Executive Officers	4
Meetings of the Board of Directors	6
Committees of the Board of Directors	6
Independence of Directors	8
Communications with the Board of Directors	8
Attendance at Annual Meetings	8
Executive Sessions of Non-Employee, Non-Management Directors	8
Corporate Governance Guidelines	9
Code of Ethics	9
Compensation of Named Executive Officers	9
Compensation Discussion and Analysis	9
Report of the Compensation Committee	21
Equity Compensation Plan Information	22
Compensation of Directors	22
Compensation Committee Interlocks and Insider Participation	23
Report of the Audit Committee of the Board of Directors	23
Certain Transactions Involving Management	24
Section 16(a) Beneficial Ownership Reporting Compliance	29
Principal Shareholders	29

Proposal 2 – Selection of Auditors	30
Pre-Approval Policy for Services of Independent Registered Public Accounting Firm	30

Proposal 3 – Shareholder Proposal to Implement Majority Voting in Uncontested Director Elections	31

Other Matters	35

Shareholder Proposals	36

4KIDS ENTERTAINMENT, INC.

1414 Avenue of the Americas

New York, New York 10019

NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS

to be held on May 22, 2009

NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Shareholders (the “Annual Meeting”) of 4Kids Entertainment, Inc. (“4Kids” or the “Company”), a New York corporation, will be held at JP Morgan Chase, 270 Park Avenue, New York, New York, Room C on the 11th Floor, on Friday, May 22, 2009, at 10 a.m. (Eastern Time) for the purpose of considering and acting upon the following matters set forth in the accompanying Proxy Statement:

1.	Election of six directors to serve until the next Annual Meeting and until their successors are duly elected and qualified;
2.	Ratification of the appointment of Eisner LLP as auditors for 4Kids for the fiscal year ending December 31, 2009;
3.	Approval of the Shareholder Proposal to Implement Majority Voting in Uncontested Director Elections; and
4.	The transaction of such other business as may properly come before the meeting and any adjournment or postponements thereof.

The Board of Directors has fixed the close of business on April 14, 2009 as the record date for the Annual Meeting and only holders of shares of record at that time are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponements thereof.

By Order of the Board of Directors,

ALFRED R. KAHN

Chairman of the Board of Directors and

Chief Executive Officer

THIS PROXY STATEMENT AND THE ACCOMPANYING PROXY ARE BEING DISTRIBUTED TO SHAREHOLDERS ON OR ABOUT APRIL 30, 2009.

ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU INTEND TO BE PRESENT, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE STAMPED AND ADDRESSED ENVELOPE ENCLOSED FOR YOUR CONVENIENCE. SHAREHOLDERS CAN HELP 4KIDS AVOID UNNECESSARY EXPENSE AND DELAY BY PROMPTLY RETURNING THE ENCLOSED PROXY CARD. THE BUSINESS OF THE MEETING TO BE ACTED UPON BY THE SHAREHOLDERS CANNOT BE TRANSACTED UNLESS ONE-THIRD OF THE OUTSTANDING SHARES OF 4KIDS’ COMMON STOCK ARE REPRESENTED AT THE ANNUAL MEETING.

PROXY STATEMENT

This Proxy Statement (the “Proxy Statement”) is being furnished to the shareholders of 4Kids Entertainment, Inc. (“4Kids” or the “Company”), a New York corporation, in connection with the Annual Meeting of Shareholders of 4Kids (the “Annual Meeting”) to be held at 10 a.m. (Eastern Time) on Friday, May 22, 2009, at JP Morgan Chase, 270 Park Avenue, New York, New York, Room C on the 11th Floor. Accompanying this Proxy Statement is a notice of such Annual Meeting, a form of proxy solicited by the 4Kids Board of Directors and the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2008 (the “Annual Report”). This Proxy Statement, the accompanying proxy and the Annual Report were first mailed to shareholders on or about April 30, 2009. Audited financial statements of 4Kids for the fiscal year ended December 31, 2008 are contained in the Annual Report. The Annual Report is not incorporated in this Proxy Statement and is not deemed to be a part of the proxy solicitation material.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Proxies in the accompanying form which are properly executed and duly returned to 4Kids and not revoked prior to the voting at the Annual Meeting will be voted as specified. If no contrary specification is made, the shares of common stock of 4Kids, par value $.01 per share, represented by the enclosed proxy will be voted FOR the election of the nominees for director (Proposal 1), FOR the ratification of the appointment of Eisner LLP as auditors (Proposal 2) and if no contrary specification is made and if not designated as broker non-votes AGAINST the approval for implementation of majority voting in uncontested director elections (Proposal 3). In addition, the shares of common stock represented by the enclosed proxy will be voted by either of the persons named therein, in such person’s discretion, with respect to any other business which may properly come before the Annual Meeting or any adjournment or postponements thereof. Any shareholder giving a proxy has the power to revoke it at any time prior to the voting by filing with the Secretary of 4Kids a written notice of revocation or a duly executed proxy bearing a later date or by voting in person at the Annual Meeting.

The Board of Directors has fixed the close of business on April 14, 2009 as the record date for the determination of the shareholders entitled to receive notice of, and to vote at, the Annual Meeting. The holders of one-third of the voting power of all issued and outstanding shares of common stock present in person, or represented by proxy, shall constitute a quorum at the Annual Meeting. Assuming the presence of a quorum, the affirmative vote by the holders of a majority of the votes cast at the Annual Meeting is necessary to approve Proposals 2 and 3 and the affirmative vote by a plurality of the votes cast at the Annual Meeting is required for the election of directors (Proposal 1).

On April 14, 2009, the record date for the Annual Meeting, 4Kids had 13,227,019 shares of common stock outstanding. Each share of common stock is entitled to one vote on each matter to come before the Annual Meeting. There is no cumulative voting. Votes shall be counted by 4Kids’ transfer agent.

Shares represented by proxies designated as broker non-votes will be counted for purposes of determining a quorum, but not for purposes of determining the outcome of a vote on any matter. Broker non-votes occur when a broker nominee does not

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vote on one or more other matters at a meeting because it has not received instructions to so vote from the beneficial owner and is prohibited from exercising discretionary authority to so vote. Shares represented by proxies marked as abstentions will also be treated as present for purposes of determining a quorum and for purposes of determining the outcome of a vote on any matter, but will not serve as a vote “for” or “against” any matter.

Expenses

All expenses in connection with solicitation of proxies will be borne by 4Kids. Officers and regular employees of 4Kids may solicit proxies by personal interview, telephone and telegraph. Brokerage houses, banks and custodians, nominees and fiduciaries will be reimbursed for out-of-pocket and reasonable expenses incurred in forwarding proxies and the Proxy Statement. Georgeson Inc. has been engaged to assist in the solicitation of proxies, brokers, nominees, fiduciaries and other custodians. 4Kids will pay Georgeson Inc. approximately $7,000 for its services and reimburse its out-of-pocket expenses.

PROPOSAL 1 - ELECTION OF DIRECTORS

The directors are elected annually by the shareholders of 4Kids. The 4Kids By-laws provide that the number of directors shall not be less than three nor more than seven unless and until otherwise determined by vote of a majority of the entire Board of Directors. In accordance therewith, a total of six persons have been designated by the Board of Directors upon the recommendation of the 4Kids Nominating and Corporate Governance Committee as nominees and are being presented to the shareholders for election at the Annual Meeting. The directors to be elected at the Annual Meeting shall be determined by a plurality of the votes cast at the Annual Meeting.

The six persons named below, who currently constitute the entire Board of Directors, have been nominated for election to serve as directors until the next Annual Meeting and until their respective successors have been duly elected and qualified:

• Richard Block	• Michael Goldstein	• Samuel R. Newborn
• Jay Emmett	• Alfred R. Kahn	• Randy O. Rissman

All of the nominees have consented to serve as directors, if elected. If, at the time of the Annual Meeting, any nominee is unable or declines to serve, the proxies may be voted for the election of such other person or persons as the remaining members of the Board of Directors may recommend.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE DIRECTOR NOMINEES NAMED ABOVE, AND, UNLESS A SHAREHOLDER GIVES INSTRUCTIONS ON THE PROXY CARD TO THE CONTRARY, THE APPOINTEES NAMED THEREON INTEND SO TO VOTE.

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MANAGEMENT

Directors and Executive Officers

The directors and executive officers of 4Kids, as of April 14, 2009, are as follows:

Name	Age	Position
Daniel Barnathan	54	President of 4Kids Ad Sales, Inc.
Richard Block (1)(2)(3)	68	Director
Jay Emmett (1)(2)(3)	80	Director
Bruce R. Foster	49	Executive Vice President, Chief Financial Officer
Bryan Gannon	51	Chief Executive Officer of TC Digital Games LLC
Michael Goldstein (1)(2)(3)	67	Director
Norman Grossfeld	45	President of 4Kids Productions, Inc.
Alfred R. Kahn	62	Chairman of the Board of Directors, Chief Executive Officer
Brian Lacey	58	Executive Vice President, International
John Milito	35	Executive Vice President of TC Digital Games LLC
Samuel R. Newborn, Esq.	54	Executive Vice President, General Counsel
Randy O. Rissman (1)	61	Director

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Corporate Governance Committee

Daniel Barnathan has been President of 4Kids Ad Sales, Inc. since May 2006. Prior to such time, Mr. Barnathan served as Executive Vice President of Sales, Marketing and Promotions of 4Kids Ad Sales, Inc. since 2001. Prior to 2001, Mr. Barnathan worked at ABC-TV for more than 23 years in various positions such as Senior Vice President of ABC-TV/Disney Kids Network and senior management positions in the sales and marketing departments of the children’s, daytime and news day-parts at the ABC-TV Network. From 2001 to 2002, Mr. Barnathan served as Executive Vice President of Sales and Marketing at CBS HealthWatch/Medscape, an online health information network. He began his career with the CBS-TV Network Research Department in 1977.

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Richard Block has been a director since January 2003. From 2000 to 2006, Mr. Block was the Chairman of the Consumer Packaging Group of Mead Westvaco, a worldwide leader in consumer packaging. The Consumer Packaging Group of Mead Westvaco provides packaging for most entertainment companies including Disney, Fox, Warner Brothers, Sony and Nintendo, among others. From 1998 to 2000, Mr. Block served as President and Chief Executive Officer of IMPAC Group, which was acquired by Westvaco in July 2000. From 1987 to 1998, Mr. Block was President and Chief Executive Officer of AGI Inc. which merged with Klearfold Packaging to form IMPAC Group in 1998.

Jay Emmett has been a director since August 1999. Mr. Emmett served as the President of the International Special Olympics from 2007 to 2008 and has been a member of the International Special Olympics Board of Directors for more than 30 years.

Bruce R. Foster has been the Chief Financial Officer and Executive Vice President of 4Kids since December 2005. Prior thereto, Mr. Foster had served as the Senior Vice President of Finance since joining 4Kids in August 2002. From 1998 to 2002, Mr. Foster held various positions with Deloitte & Touche LLP, most recently as an Audit Director.

Bryan Gannon has been Chief Executive Officer of TC Digital Games LLC since its inception in December 2006. Mr. Gannon has also been the Chief Executive Officer of TC Websites LLC since 2006 and the President and Chief Executive Officer of Chaotic USA Entertainment Group (“CUSA”) since 2003. From 1993 to 2003, Mr. Gannon served as Executive Vice President of Sales and Marketing at Bell Industries/Arrow Electronics, an industrial computer parts distributor.

Michael Goldstein has been a director since March 2003. Mr. Goldstein was a member of the Board of Directors of Toys “R” Us, Inc. from 1994 to 2003, its Chairman from 1997 to 2001, its Chief Executive Officer from 1994 to 1997 and was employed in various other capacities at Toys “R” Us from 1984 to 1994. Mr. Goldstein currently serves on the Board of Directors of Charming Shoppes, Martha Stewart Living Omnimedia, Inc., Medco Health Solutions, Inc. and Pacific Sunwear of California, Inc.

Norman Grossfeld has been President of 4Kids Productions, Inc., 4Kids’ television, film and home video production subsidiary, since February 1994. For two years prior to such time, he was President of Gold Coast Television Entertainment, a television production company. Mr. Grossfeld also served as Coordinating Director for NBC Sports from 1991 to 1992 and as Producer/Director for Television Programming Enterprises for NBC Sports from 1988 to 1991.

Alfred R. Kahn has been Chairman of the Board of Directors and Chief Executive Officer of 4Kids since March 1991. Prior thereto, Mr. Kahn was Vice Chairman of the Board of Directors of 4Kids from 1987 to 1991.

Brian Lacey has been Executive Vice President of International for 4Kids since July 2003. Prior to joining 4Kids, Mr. Lacey was the President and founder of Lacey Entertainment, a New York-based worldwide television marketing, production, and distribution company, specializing in innovative and creative approaches in the packaging, production and launching of television series in the U.S. and around the world. Prior to forming Lacey Entertainment, he was

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co-founder and principal of Zodiac Entertainment, a television program and marketing co-venture formed with Central Independent Television of the UK (now Carlton Television).

John Milito has been Executive Vice President of TC Digital Games since its inception in December 2006. Mr. Milito has also been the Executive Vice President of TC Websites LLC since 2006 and the Executive Vice President and Chief Operating Officer of CUSA since 2003.  From 1998 to 2003, Mr. Milito was a partner of strategic wealth management with Merrill Lynch, Pierce, Fenner & Smith, Inc.

Samuel R. Newborn, Esq. has been Executive Vice President and General Counsel since January 2000. Prior to joining 4Kids, Mr. Newborn was a partner in the law firm of Janklow, Newborn & Ashley for more than five years.

Randy O. Rissman has been a director since November 2005. Mr. Rissman is currently Managing Director of Leo Capital Holdings, a venture capital fund he founded in 2000. Prior to that, Mr. Rissman co-founded and was the Chief Executive Officer of Tiger Electronics, Inc., an electronic toy and game company that was sold to Hasbro, Inc., in 1998. Mr. Rissman currently serves on the Board of Directors of Funmobility, Inc. Mr. Rissman also served as a Director of 4Kids from 1991 to 1998.

Meetings of the Board of Directors

The Board of Directors of 4Kids met 14 times during the fiscal year ended December 31, 2008 and six times subsequent to December 31, 2008, but before the filing of the 4Kids’ Annual Report on Form 10-K. All of the directors attended at least 75% of the total number of meetings of the Board of Directors and committees on which he serves since the date of his appointment.

Committees of the Board of Directors

The Audit Committee of the Board of Directors (the “Audit Committee”) currently consists of Mr. Goldstein, who serves as the Chairman, and Messrs. Block, Emmett and Rissman. The Audit Committee provides assistance to the Board of Directors in fulfilling the Board of Directors oversight responsibilities with respect to the following:

(i)	the quality and integrity of 4Kids’ financial reports;
(ii)	the performance of 4Kids’ internal audit function; and
(iii)	4Kids’ compliance with legal and regulatory requirements.

In addition, the Audit Committee:

(i)	has sole authority to appoint or replace 4Kids’ independent auditors;
(ii)	oversees the independent auditors’ qualifications, independence and performance;
(iii)	discusses with 4Kids’ management, the internal auditors and the independent auditors the scope of the annual audit; and
(iv)	determines the compensation for audit and permissible non-audit services to be provided by the independent auditors.

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The Board of Directors has determined that one of the Committee’s members, Mr. Goldstein, qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission (“SEC”). Mr. Goldstein is a member of the audit committee of three other public companies. The Company’s Board of Directors has determined that Mr. Goldstein’s service on the other audit committees does not impair his ability to serve effectively on the Company’s Audit Committee. The Audit Committee met four times during fiscal 2008 and one time subsequent to December 31, 2008, but before the filing of the 4Kids’ Annual Report on Form 10-K. The Audit Committee’s report is included on page 23 of this Proxy Statement.

The Compensation Committee of the Board of Directors (the “Compensation Committee”) currently consists of Mr. Emmett, who serves as the Chairman, and Messrs. Block and Goldstein. The Compensation Committee:

(i)	reviews 4Kids’ goals and objectives with respect to executive compensation;
(ii)	sets and administers 4Kids’ policies which govern annual and long-term compensation of executives;
(iii)	evaluates the CEO’s performance in light of 4Kids’ goals and objectives;
(iv)	determines and approves compensation for the CEO, other executive officers and directors of 4Kids; and
(v)	grants and administers equity incentive compensation pursuant to 4Kids stock option plans and long-term incentive compensation plans.

The Compensation Committee met five times during fiscal 2008 and met one time subsequent to December 31, 2008, but before the filing of 4Kids’ Annual Report on Form 10-K. The Compensation Committee’s report is included on page 21of this Proxy Statement.

The Nominating and Corporate Governance Committee of the Board of Directors (the “Nominating Committee”) currently consists of Mr. Block, who serves as the Chairman, and Messrs. Emmett and Goldstein. The Nominating Committee assists the Board of Directors in:

(i)	identifying individuals qualified to become members of the Board of Directors;
(ii)	assessing the skills, background and abilities of each candidate;
(iii)	assisting in assessing the independence of members of the Board of Directors; and
(iv)	recommending the director nominees to be proposed for election at the annual meeting of shareholders.

The Nominating Committee has not adopted specific minimum qualifications with respect to its nominees, but assesses the overall qualifications of nominees including, among other things, the employment and other professional experience of the candidate, the candidate’s past expertise and involvement in areas which are of relevance to the Company’s business, the candidate’s business ethics and professional reputation and independence. The Nominating Committee evaluates candidates using these criteria and such other criteria it deems appropriate in recommending qualified candidates for nomination to the Board of Directors.

The Nominating Committee met one time during fiscal 2008 and met one time subsequent to December 31, 2008, but before the filing of 4Kids’ Annual Report on Form 10-K.

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The Nominating Committee does not solicit director nominations, but will consider recommendations by shareholders sent to the Secretary of 4Kids Entertainment, Inc. at 1414 Avenue of the Americas, New York, New York 10019. No formal procedures are required to be followed by shareholders in submitting such recommendations. Candidates proposed by shareholders will be considered by the Nominating Committee in substantially the same manner as other nominees.

Independence of Directors

The New York Stock Exchange (“NYSE”) has implemented independence standards for companies listed on the NYSE. These standards require a majority of our Board of Directors to be independent and every member of our Audit Committee, Compensation Committee, and Nominating Committee to be independent. A director is considered independent only if our Board of Directors “affirmatively determines that the director has no material relationship with the listed company (either directly or as a partner, stockholder, or officer of an organization that has a relationship with the company).”

Our Board of Directors, using the standards established by the NYSE, has determined that the following directors are independent: Richard Block, Jay Emmett, Michael Goldstein and Randy O. Rissman. In addition, our Board of Directors has determined that each of the members of the Audit, Compensation and Nominating Committees are “independent”.

Our Audit, Compensation and Nominating Committees each operate under written charters adopted by the Board of Directors. These charters are available for review, free of charge, on 4Kids’ website at www.4kidsentertainment.com. In addition, a printed copy of the charters of the Board Committees will be provided to any of our shareholders who submit a request therefor to the Secretary of 4Kids Entertainment, Inc. at 1414 Avenue of the Americas, New York, New York 10019.

Communications with the Board of Directors

Shareholders or other interested parties may communicate directly with any director, committee member or the non-management directors as a group by writing to the Secretary of 4Kids Entertainment, Inc., at 1414 Avenue of the Americas, New York, New York 10019. The Secretary has been directed to forward all relevant correspondence to the relevant director, committee member or group of directors.

Attendance at Annual Meetings

4Kids encourages all incumbent directors and nominees for election as director to attend the Annual Meeting. Each of Messrs. Block, Emmett, Goldstein, Kahn, and Newborn attended the Annual Meeting in May 2008.

Executive Sessions of Non-Employee, Non-Management Directors

Non-employee, non-management board members meet without management present at each regularly scheduled board meeting. During the non-management director sessions, the

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presiding director is determined by the committee session under which the meeting is being held or the agenda item being discussed. Accordingly, the Audit Committee Chair presides at the Audit Committee non-management director sessions, the Compensation Committee Chair presides at the Compensation Committee non-management director sessions and the Nominating/Corporate Governance Chair presides at the Nominating/Corporate Governance non-management director sessions.

Corporate Governance Guidelines

The NYSE rules require listed companies to adopt corporate governance guidelines. 4Kids has adopted such guidelines which are available for review, free of charge, on 4Kids’ website at www.4kidsentertainment.com. In addition, a printed copy of our corporate governance guidelines will be provided to any of our shareholders who submit a request therefor to the Secretary of 4Kids Entertainment, Inc. at 1414 Avenue of the Americas, New York, New York 10019.

Code of Ethics

We have a code of ethics that applies to all of our employees, including our principal executive officer, principal financial officer and principal accounting officer. A copy of our Code of Ethics and Business Conduct is available for review, free of charge, on our website at www.4kidsentertainment.com. In addition, a printed copy of our Code of Ethics and Business Conduct will be provided to any of our shareholders who submit a request therefor to the Secretary of 4Kids Entertainment, Inc. at 1414 Avenue of the Americas, New York, New York 10019.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Overview

Our Compensation Committee (for purposes of this discussion, the “Committee”) is responsible for establishing, implementing and continually monitoring the compensation structure of our Company. The Committee’s goal is to ensure that the total compensation packages for our named executive officers (“NEOs”) are fair, reasonable and competitive.

The compensation arrangements for our NEOs are designed to satisfy two core objectives:

• retain, motivate and attract executives of the highest quality in key positions in the various business segments of our company; and

• align the interests of the NEOs with those of our stockholders by rewarding performance above our established goals, with the ultimate objective of improving stockholder value.

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Our NEO compensation packages currently consist of base salary, discretionary cash bonuses, equity incentive compensation and other benefits which are intended to provide our NEOs with aggregate compensation packages that satisfy the core objectives set forth above. The payment of discretionary cash bonuses is based principally on achieving or exceeding our financial objectives along with successful implementation of initiatives that position us for future growth and increased stockholder value. At this time, other than for Mr. Kahn, we do not provide NEOs with any supplemental retirement benefits, qualified pension plans or deferred compensation plans other than the 401(k) plan to which the NEOs may contribute.

Our compensation philosophy is driven in large part by the fact that we are in the highly competitive entertainment industry where we must compete with companies that have substantially greater financial resources. We recognize that our need to provide executive compensation packages which are competitive with other firms in our industry must be balanced with the interests of our shareholders. We strive to meet this balance and arrive at appropriate compensation packages by carefully weighing both the marketplace realities that dictate the levels of compensation for entertainment company executives and the financial positions of companies of a similar size and global scope.

We also believe that the long-term success of our Company requires that our NEOs make decisions that in the short-term may not contribute to our financial performance, but will prepare our Company for the future and position us to participate in the changing trends of the children’s entertainment industry. We, therefore, do not look solely at short-term financial achievements in determining appropriate compensation for our NEOs but take into account their long-range planning.

At the beginning of each year, the Committee, in conjunction with our senior executives, identifies a set of financial goals and strategic objectives for the upcoming year. The nature of our business is such that our financial performance may fluctuate from year to year based upon the success of properties represented by our Company, releases by licensees of products based on those properties, releases of theatrical motion pictures or DVDs based on such properties, and the lifecycle of our popular properties. In establishing financial goals and objectives, the Committee takes into account strategic decisions made by our NEOs that may not generate profits in the near term but are important for the future growth of our Company. The goals and objectives established by the Committee attempt to create an appropriate balance between being reasonably achievable and being more difficult to achieve, and thereby encouraging our NEOs to stretch their performance. While these goals and objectives target improved performance, they are also selected to require sustained performance and results from senior management that are not easily achievable without extra effort from each individual. The Committee also assesses the performance of each of our NEOs on an individual basis, determining whether they have contributed substantially to our current or future results. Each of these different performance measures are weighed by the Committee in determining the overall compensation package for our NEOs.

The attainment of any single performance measure is not likely to be deemed material to the overall determination of compensation, since it is only one of the many measures used by the Committee in determining overall incentive compensation. The Committee does not publish

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specific goals or targets for the financial measures since they are confidential information which, if disclosed, would create substantial competitive harm to the Company. For example, disclosure of the specific goals would signal where the Company is shifting strategic focus, giving our competitors unfair insight into our strategic plans, and impairing the Company’s ability to leverage these actions for competitive advantage.

The Committee also attempts to ensure that compensation provided to our NEOs remains competitive relative to the compensation paid to similarly situated executives of our peer companies. In order to assist the Committee in determining the appropriate basis of compensation for our NEOs who were awarded employment agreements in 2006, our Committee retained the services of executive compensation consultant Frederick W. Cook & Co. (“Cook”) to assist with the evaluation and structuring of executive compensation. Cook has provided the Committee with comparative data with respect to the salaries, cash bonuses and equity incentive compensation paid by companies within our peer group to their executives. In addition, our Chief Executive Officer (“CEO”) and other senior officers assist the Committee in analyzing our general compensation policies. Our CEO also consults with the Committee regarding the aggregate compensation to be paid to other executive officers. This process assists the Committee in determining how to utilize the elements of the compensation package to best motivate our NEOs and to ensure the satisfaction of our short and long-term business goals.

With respect to individual NEOs, we compare the total target annual compensation opportunities for our NEOs to target opportunities for similar positions at comparable companies. These benchmarks are a gauge for evaluating market competitiveness, but do not weigh any greater than other key factors noted above when making compensation decisions. For example, individual NEOs may have higher or lower target compensation levels compared to market medians based on level of responsibility, individual experience and skills, performance trends, competitive dynamics, retention needs and internal equity considerations.

The discussion below addresses the principal elements of our NEO compensation. Please also consult the compensation tables beginning on page 17 for more detailed information.

Base Salary

We establish base salaries that are sufficient, in the Committee’s judgment, to retain and motivate our NEOs. In determining appropriate salaries, the Committee considers each NEO’s scope of responsibility and accountability within our Company and reviews the NEO’s compensation, individually and relative to other officers, as well as market data provided by our outside consultants.

Discretionary Cash Bonuses

The Committee believes that discretionary cash bonus compensation for NEOs should be directly linked to our overall corporate financial performance, individual performance and our success in achieving both our short-term and long-term strategic goals. In assessing the performance of our Company and our NEOs during 2008, the Committee considered our performance in the following areas:

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• Sustaining the performance of our core properties;

• Identifying and developing future properties;

• Distributing our content across additional channels of distribution;

• Continuing to reduce operating costs across our Company's various business segments;

• Developing new initiatives to respond to changing trends in the children's entertainment world; and

• Maintaining our reputation for integrity.

Our bonuses are structured to be deductible under Section 162(m) of the Internal Revenue Code which denies publicly-held corporations a federal income tax deduction for compensation in excess of $1 million paid to the CEO and the four other most highly compensated officers during a fiscal year unless the compensation is “performance-based.” We believe that our process of awarding cash bonuses satisfies this requirement; however, there can be no assurance that any amounts paid as discretionary cash bonuses will be deductible.

Despite the continued efforts and the achievement by some of the various individual objectives of our NEOs in 2008, we did not pay discretionary cash bonuses to them as a result of our lackluster financial performance in 2008. We do not expect to pay discretionary cash bonuses to our NEOs in 2009, unless our financial performance significantly improves or there are other performance related factors for individual NEOs that merit payment of a discretionary cash bonus for such individuals.

Equity Incentive Compensation

We believe that our equity incentive compensation arrangements are an important factor in developing an overall compensation program that is competitive with our peer group of companies and that aligns the interests of our NEOs with those of our stockholders.

Prior to fiscal year 2006, stock options were the only forms of equity compensation as incentive compensation paid by us for our NEOs and other employees, primarily because of the favorable tax treatment of such stock options to our Company and because we believed that stock options effectively aligned the long-term interests of management with our stockholders. Since NEOs do not benefit from stock options unless the price of our stock increases after the grant date as compared with the grant price, they clearly provide NEOs with an added incentive to build shareholder value. We have not in the past, re-priced the exercise price for stock options that have been granted when the future stock price has decreased below the exercise price of such stock options. In view of the unfavorable change in the accounting treatment for stock options, we began granting restricted stock to our NEOs in 2006. The date of our awards of stock options or restricted stock is established by the Committee at a meeting held approximately four to six weeks prior to the date of grant. We granted shares of our common stock under our

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restricted stock program in 2008 to our NEOs as set forth in the compensation tables on page 19. Under the restricted stock award programs implemented by the Committee, grants of restricted stock vest over a period of years in order to serve as an inducement for the NEOs to remain in the employ of our Company.

The number of shares of restricted stock awarded to our NEOs is established by the Committee in consultation with our CEO, taking into account a number of factors, including the position, job performance and overall responsibility of each NEO. Since the value of the restricted stock granted to our NEOs is based upon the market price of our shares, the Committee believes that the restricted stock program is a significant incentive to our NEOs to continue to build shareholder value. The Committee also believes that the multi-year vesting periods for the restricted stock will be helpful in linking equity compensation to long-term performance.

Stock Ownership

We do not currently have any stock ownership guidelines or requirements in place for our NEOs. However, we anticipate that the issuance of restricted shares to our NEOs and other executives will over time increase the number of shares of Company stock held by them. The ownership of actual shares should further serve to align the interests of the NEOs and other executives with our stockholders.

401(k) Plan

We maintain a 401(k) plan for our NEOs and other employees. Our Company currently matches twenty-five percent of the first six percent of the employees’ contribution of salary to the 401(k) plan. For 2008, we contributed matching contributions of $13,800, in aggregate, to the 401(k) plan accounts of our NEOs.

Employment Agreements

In view of the competitive nature of the entertainment business and the greater financial resources of many of our competitors, the Committee believes that it is in our best interest to enter into employment agreements with our NEOs and other key executives. The following is a summary of our employment agreements with our NEOs.

On December 15, 2006, Alfred R. Kahn entered into a Second Amended and Restated Employment Agreement pertaining to Mr. Kahn’s service as our Chairman of the Board and CEO (the “Kahn Agreement”). Under the Kahn Agreement, Mr. Kahn’s employment will continue until December 31, 2012. Thereafter, the term will be automatically extended for one year periods unless either our Company or Mr. Kahn provides written notice at least six months prior to the expiration of the then-current term that such party does not want to extend the term. Mr. Kahn’s annual base salary is $900,000 and he is eligible to receive salary increases, cash bonuses, and grants of equity compensation, determined at the sole discretion of the Committee.

The Kahn Agreement provides that in the event that (a) we notify Mr. Kahn at least six months prior to the end of the term of our intent not to extend the Agreement, unless we have

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“cause” to terminate him, as defined in the Kahn Agreement or (b) our Company and Mr. Kahn fail to reach an agreement after the expiration of the then-current term, Mr. Kahn will be entitled to receive a “Retirement Benefit” equal to the greater of (i) 2.99 times his average annual compensation during the five calendar years prior to the event triggering the payment of the Retirement Benefit (determined on the basis of the salary and all bonuses to which Mr. Kahn was entitled to receive during such period, without accounting for any waiver by Mr. Kahn of his right to receive any such amounts), and (ii) $5 million. The Retirement Benefit will be payable ratably over an 18 month period. In addition, he will be able to receive all group health benefits that he was receiving at the date of termination of the Agreement to the extent permissible under such plans for three years following the expiration of the Agreement (the “Health Benefits”).

In the event that Mr. Kahn’s employment (a) terminates due to his death, Mr. Kahn’s estate will be entitled to receive the Retirement Benefit, payable in a lump sum within 90 days thereafter, (b) terminates due to his physical or mental disability, or by us without “cause”, he will be entitled to receive the Retirement Benefit, payable ratably over an 18 month period, and the Health Benefits, or (c) is terminated by Mr. Kahn within six months after the occurrence of a “Change In Control” or because of our material breach of the Agreement, Mr. Kahn will be entitled to receive the Retirement Benefit, payable in a lump sum upon the date of such termination, and the Health Benefits.

In the event that Mr. Kahn resigns, retires or otherwise voluntarily terminates his employment (“Resigns”), he will be entitled to receive (a) an amount equal to the “Special Retirement Benefit” and (b) the Health Benefits. If Mr. Kahn Resigns prior to his 65th birthday, the Special Retirement Benefit will be an amount equal to twice his average annual compensation with respect to the five calendar years prior to the resignation (determined in the same manner as for the determination of the Retirement Benefit), payable over two years. If he Resigns after his 65th birthday, the Special Retirement Benefit will be equal to the Retirement Benefit, payable over three years.

In the event that any payment of the Retirement Benefit or the Special Retirement Benefit is (a) required to be made by our Company in installments, such installments will not begin to be paid during the first six months following the applicable termination date (the “Six Month Period”) and will instead during such period accrue (together with interest thereon at the Prime Rate of Citibank N.A. in effect from time to time during such period) and be paid in a lump sum payment at the end of the Six Month Period, or (b) payable in a lump sum which (together with interest thereon at the Prime Rate of Citibank N.A. in effect from time to time during such six month period) shall not be payable until the end of the Six Month Period, unless Mr. Kahn and our Company determine that, under Section 409A of the Internal Revenue Code of 1986, additional taxes, and interest will not apply if such installments or lump sum are paid prior to the expiration of the Six Month Period.

The Kahn Agreement also contains a covenant not to compete which provides that he will not engage in competition with our Company for a period of 24 months following the date of termination of his employment as well as other customary covenants concerning non-disclosure of confidential information.

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On January 9, 2006, Mr. Foster entered into an employment agreement to serve as our Executive Vice President and CFO, which was amended on January 30, 2007 and April 16, 2007. Under the terms of his employment agreement, as amended, Mr. Foster’s employment will continue until December 31, 2009. In 2008, the Committee granted Mr. Foster a salary increase of $50,000 bringing his annual base salary to $600,000 in order to better align his salary with the other senior executives in our organization. Mr. Foster will continue to be entitled to this annual base salary of $600,000 through 2009, and will be eligible to receive salary increases at the sole discretion of the Committee and an annual cash bonus based upon quantitative and qualitative criteria to be established at the sole discretion of the Committee, in connection with our business plan, if any, for such fiscal year. If we terminate Mr. Foster without “cause” (as defined in his employment agreement), he will be entitled to receive his full salary, fringe benefits and Non-Extension Severance Benefit (as defined below) for the balance of the term of his agreement (the “Remaining Term Severance Benefit”); provided, that if such termination is within six months following a “Change of Control” (as defined in his agreement), he will be entitled to receive the greater of his Remaining Term Severance Benefit and his Change of Control Severance Benefit (as defined below). In the event that Mr. Foster’s agreement is not extended beyond its term for at least one year on at least the same terms and conditions as were in effect in 2009, he will be entitled to receive a severance benefit equal to three weeks of his base salary (as of the last calendar year of employment) for each year of employment with us (“Non-Extension Severance Benefit”). If Mr. Foster’s employment terminates due to his death or disability, he will be entitled to receive his salary and fringe benefits through the date of termination. Mr. Foster has the right to terminate his agreement within six months after the occurrence of a Change of Control, and to receive a payment equal to 2.99 times his average annual compensation (including bonuses), if any, paid by our Company during the three calendar years prior to a Change of Control. Such payment shall be made in a lump sum payment as of the date that Mr. Foster voluntarily terminates his employment. Mr. Foster’s agreement provides that he will not engage in competition with our Company for a period of 12 months following the date of his termination as well as other customary covenants concerning non-disclosure of confidential information.

Mr. Grossfeld and Mr. Newborn each have an employment agreement that was amended on March 2, 2006. Under the terms of these amended agreements, each of Messrs. Grossfeld’s and Newborn’s employment will continue until December 31, 2009. For the 2008 calendar year, Messrs. Grossfeld and Newborn each received a base salary of $700,000 and they will continue to be entitled to receive this annual base salary of $700,000 through 2009. Each of them will be eligible to receive salary increases through 2009 at the discretion of the Committee and an annual cash bonus in an amount, if any, to be determined in the sole discretion of the Committee in conjunction with our CEO. If we terminate Mr. Grossfeld or Mr. Newborn without “cause” (as defined in their respective amended employment agreements), Mr. Grossfeld or Mr. Newborn (as the case may be) will be entitled to receive his full salary, fringe benefits and Non-Extension Severance Benefit (as defined below) for the balance of the term of his agreement (the “Remaining Term Severance Benefit”); provided, that if such termination is within six months following a “Change of Control” (as defined in his agreement), he will be entitled to receive the greater of the Remaining Term Severance Benefit and the Change of Control Severance Benefit (as defined below). In the event that Mr. Grossfeld’s or Mr. Newborn’s agreement (as applicable) is not extended beyond its term for at least one year on at least the same terms and

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conditions as were in effect in 2009, Mr. Grossfeld or Mr. Newborn (as the case may be) will be entitled to receive a severance benefit equal to three weeks of his base salary (as of the last calendar year of employment) for each year of employment with our Company (“Non-Extension Severance Benefit”). If Mr. Grossfeld’s or Mr. Newborn’s employment terminates due to his death or disability, he will be entitled to receive his salary and fringe benefits through the date of termination. Each of Messrs. Grossfeld and Newborn have the right to terminate the agreement at any time within six months of the occurrence of a Change of Control, and to receive a payment equal to 2.99 times his average annual compensation (including bonuses, if any) during the three years preceding the date of such termination (the “Change of Control Severance Benefit”). Each of Messrs. Grossfeld and Newborn’s agreements provides that he will not engage in competition with our Company for a period of 24 months following the date of his termination as well as other customary covenants concerning non-disclosure of confidential information.

Mr. Lacey has an employment agreement with us that was amended on October 26, 2006. Under the terms of his amended agreement, Mr. Lacey’s employment will continue until December 31, 2009. Mr. Lacey received an annual base salary of $600,000 in 2008 and will be entitled under his agreement to receive an annual base salary of $600,000 for 2009, in each case subject to increase at the discretion of the Committee and an annual cash bonus in an amount, if any, to be determined at the sole discretion of the Committee, in conjunction with our CEO. If we terminate Mr. Lacey without “cause” (as defined in his amended employment agreement), Mr. Lacey will be entitled to receive his full salary and fringe benefits for the balance of the term of his agreement. If Mr. Lacey’s employment terminates due to his death or disability, he will be entitled to receive his salary and fringe benefits through the date of termination. Mr. Lacey’s agreement provides that he will not engage in competition with us for a period of 24 months following the date of his termination as well as other customary covenants concerning non-disclosure of confidential information.

Post-Termination Compensation

Substantially all of our NEOs have employment agreements that provide specified change of control and/or severance benefits. These provisions were included because of the prevalence of such programs in the market and their necessity in recruiting and retaining executive talent.

CEO Compensation

In addition to setting up the compensation parameters for our NEOs, the Compensation Committee has also reviewed all components of our CEO’s compensation, including his base salary, bonus compensation, long-term incentive compensation (including, stock options and restricted stock) and the cash value of other benefits provided to him. The Compensation Committee has also reviewed a tally sheet setting forth the amounts payable to our CEO in the event of a termination “without cause” or a termination on account of any “change of control”. All of these computations appear in the subsequent pages of this Proxy Statement.

The Compensation Committee has the sole authority to hire and fire outside compensation consultants. The Compensation Committee has used such outside compensation consultants to assist in analyzing executive pay and in formulating bonus and long-term incentive plans for our

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CEO and the other NEOs. The Compensation Committee used an outside compensation consultant in 2006 to review, analyze and assess the new employment agreement entered into by our CEO and our Company in late 2006.

The Compensation Committee has determined not to provide a cash bonus to our CEO in 2008 and will not provide a cash bonus to him in future years until such time as our Company has achieved profitability. The amount of any cash bonus will be predicated on the aggregate amount of net income earned by us in the applicable year and the assessment by the Compensation Committee of our Company’s future prospects.

The Compensation Committee also takes into account the financial performance of our Company in awarding long-term incentive compensation to our CEO. The Compensation Committee is committed to linking a substantial portion of long-term incentive compensation granted to our CEO and the other NEOs to the financial performance of our Company. The Compensation Committee recognizes that our Company’s financial results are, to a certain extent, contingent upon the popularity of properties owned or represented by us. The Compensation Committee, therefore, also takes into account our CEO's contributions to our Company in the areas of leadership, strategy and business development. During the CEO’s long and distinguished career, he has identified and obtained for the Company the rights to exciting new properties for children, such as Pokémon and Yu-Gi-Oh!, which have become billion-dollar industries and have generated substantial profits for our Company. Since the identification and development of new properties is the foundation of our Company’s future growth, the Compensation Committee also weighs the performance of our CEO in this important area. In addition, the Compensation Committee understands that it takes on average 6 to 18 months of development before licensed products reach the marketplace. During this period, our Company will incur development costs which may, in the short term, substantially reduce profits or cause our Company to operate at a loss. The Compensation Committee must, therefore, assess both current and future operating results when granting long-term incentive compensation to our CEO and our NEOs.

Summary Compensation Table

The following table shows compensation paid, accrued or expensed with respect to our NEOs for the year ended December 31, 2008:

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Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards	All Other Compensation (2)	Total

Alfred R. Kahn, Chairman of the Board of Directors, Chief Executive Officer	2008	$900,000	$—	$329,077	$—	$20,770	$1,249,847
	2007	900,000	—	198,830	—	20,181	1,119,011
	2006	708,333	225,000	74,800	—	41,400	1,049,533

Bruce R. Foster, Executive Vice President, Chief Financial Officer	2008	$600,000	$—	$90,629	$—	$14,770	$705,399
	2007	550,000	—	53,244	—	14,181	617,425
	2006	350,000	150,000	20,082	—	20,440	540,522

Samuel R. Newborn, Esq., Executive Vice President, General Counsel	2008	$700,000	$—	$90,629	$—	$14,770	$805.399
	2007	700,000	—	53,244	—	14,181	767,425
	2006	500,000	—	20,082	—	15,640	535,722

Norman Grossfeld, President, 4Kids Productions, Inc.	2008	$700,000	$—	$90,629	$—	$11,320	$801,949
	2007	700,000	—	53,244	—	10,806	764,050
	2006	500,000	—	20,082	—	12,340	532,422

Brian Lacey, Executive Vice President, International	2008	$600,000	$—	$65,983	$—	$14,770	$680,753
	2007	550,000	—	39,933	—	9,347	599,280
	2006	500,000	—	15,061	—	12,340	527,401

(1) The amounts in this column reflect the amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2008, 2007 and 2006, respectively, in accordance with FAS 123(R), of awards granted pursuant to the 2008, 2007 and 2006 Long-Term Incentive Compensation Plans. Assumptions used in the calculation of these amounts are included in footnote 8 to the Company’s audited financial statements for the fiscal year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 16, 2009.

(2) The following table lists all amounts included in the “All Other Compensation” column for each NEO:

Name	Year	Medical Premium	Life Insurance Premium	Matching Contributions	Gym Reimbursement	Car Allowance	Total
Alfred R. Kahn	2008	$10,630	$690	$3,450	$6,000	$—	$20,770
	2007	10,116	690	3,375	6,000	—	20,181
	2006	11,650	690	3,300	—	25,760	41,400

Bruce R. Foster	2008	$10,630	$690	$3,450	$—	$—	$14,770
	2007	10,116	690	3,375	—	—	14,181
	2006	11,650	690	3,300	—	4,800	20,440

Samuel R. Newborn	2008	$10,630	$690	$3,450	$—	$—	$14,770
	2007	10,116	690	3,375	—	—	14,181
	2006	11,650	690	3,300	—	—	15,640

Norman Grossfeld	2008	$10,630	$690	$—	$—	$—	$11,320
	2007	10,116	690	—	—	—	10,806
	2006	11,650	690	—	—	—	12,340

Brian Lacey	2008	$10,630	$690	$3,450	$—	$—	$14,770
	2007	5,282	690	3,375	—	—	9,347
	2006	11,650	690	—	—	—	12,340

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Grants of Plan-Based Awards

The following table shows the amount of restricted stock and the grant date fair value awarded to NEOs during 2008:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards	Estimated Future Payouts Under Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards(1)

Alfred R. Kahn	05/23/08	—	—	50,000	—	—	392,500

Bruce R. Foster	05/23/08	—	—	15,000	—	—	117,750

Samuel R. Newborn	05/23/08	—	—	15,000	—	—	117,750

Norman Grossfeld	05/23/08	—	—	15,000	—	—	117,750

Brian Lacey	05/23/08	—	—	10,000	—	—	78,500

(1) The amounts in this column reflect the grant date fair value of restricted stock awards based on a price of $7.85 which represents the average of the high and low market value of our stock on the grant date.

Equity Exercised or Vested and Year-End Equity Values

The following tables show information regarding the value of options exercised and restricted stock vested during 2008 and certain information about unexercised options and unvested restricted stock at December 31, 2008:

	Option Awards		Stock Awards
Name	Number of Shares acquired on Exercise (#)	Value realized on Exercise ($)(1)	Number of Shares acquired on Vesting (#)	Value realized on Vesting ($)(2)

Alfred R. Kahn	75,000	$281,393	14,950	$118,853

Bruce R. Foster	—	$—	4,000	$31,800

Samuel R. Newborn	—	$—	4,000	$31,800

Norman Grossfeld	—	$—	4,000	$31,800

Brian Lacey	—	$—	3,000	$23,850

(1) Value represents market value at exercise less the exercise price.

(2) Value realized on vesting of stock awards is based on the average trade price on the business day following the vesting date.

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Outstanding Equity Awards as of December 31, 2008

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)Exercisable	Number of Securities Underlying Unexercised Options (#)Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of the Share or Units of Stock That Have Not Vested (1)
Alfred R. Kahn	100,000	—	$33.28	12/21/09	14,899	$29,202
	150,000	—	8.94	01/01/11	22,500	44,100
	140,000	—	20.03	01/01/12	50,000	98,000
	100,000	—	22.37	04/01/09	—	—
	150,000	—	20.56	04/25/10	—	—
Bruce R. Foster	15,000	—	$22.37	04/01/09	4,000	$7,840
	25,000	—	20.56	04/25/10	6,000	11,760
					15,000	29,400
Samuel R. Newborn	30,000	—	$22.37	04/01/09	4,000	$7,840
	30,000	—	20.56	04/25/10	6,000	11,760
					15,000	29,400
Norman Grossfeld	30,000	—	$22.37	04/01/09	4,000	$7,840
	35,000	—	20.56	04/25/10	6,000	11,760
					15,000	29,400
Brian Lacey	30,000	—	$22.37	04/01/09	3,000	$5,880
	25,000	—	20.56	04/25/10	4,500	8,820
					10,000	19,600

(1)Value represents the market value of the Company’s Common Stock on December 31, 2008 (based on closing price of $1.96 per share on December 31, 2008).

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Potential Payments Upon Termination or Change of Control

The table below reflects the amount of compensation payable to each NEO upon voluntary termination, early retirement, involuntary not-for-cause termination, for cause termination, termination following a change of control and in the event of disability or death of the NEO is shown below. The amounts shown assume that such termination was effective as of December 31, 2008, and thus include amounts earned through such time and are estimates of what would be paid out to these NEOs. The actual amounts to be paid out can only be determined at the time of such NEO’s separation from our Company. For details of the amounts payable, please refer to the “Employment Agreement” section stated above.

Name	Voluntary/ Normal Termination	Involuntary Not For Cause Termination	For Cause Termination	Involuntary for Good Reason Termination (Change-of-Control) (3)	Death	Disability

Alfred R. Kahn	$2,834,203	$5,043,922 (1)	$—	$5,215,224	$5,000,000	$5,000,000

Bruce R. Foster	—	834,329 (2)	—	1,693,500	—	—

Samuel R. Newborn	—	1,075,327 (2)	—	1,942,667	—	—

Norman Grossfeld	—	1,313,661 (2)	—	1,942,667	—	—

Brian Lacey	—	612,641 (2)	—	34,300	—	—

(1)	Included in this calculation is benefits consisting of $35,702 for health benefits, $2,220 for life insurance and $6,000 for gym reimbursement.

(2)	Included in this calculation is benefits consisting of $11,901 for health benefits and $740 for life insurance.

(3) Included in this calculation is the immediate vesting of unvested shares of restricted stock awards at the closing price on December 31, 2008 of $1.96.

REPORT OF THE COMPENSATION COMMITTEE

As part of our responsibilities, we have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, which appears on page 9 of this Proxy Statement. Based on such review and discussion, we have recommended to the Board of Directors the inclusion of the Compensation Discussion and Analysis in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

Jay Emmett, Chairman

Richard Block

Michael Goldstein

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EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes 4Kids’ existing equity compensation plans as of December 31, 2008:

Plan Category	(a) Number of Securities to Be Issued Under Outstanding Options / Restricted Stock Awards	(b) Weighted Average Exercise Price of Outstanding Options	(c) Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans
approved by security holders:
Stock Options	1,301,000	$20.76	1,096,000
Restricted Stock	464,649	N/A	479,265 (1)
Equity compensation plans not
approved by security holders	N/A	N/A	N/A

(1) Under the 2008, 2007 and 2006 Long-Term Incentive Compensation Plans, the Company can issue either 700,000, 800,000 and 600,000 stock options, respectively, or 350,000, 400,000 and 150,000 restricted shares, respectively.

Compensation of Directors

The form and amount of director compensation is determined by our Board of Directors upon the recommendation of the Committee. Each member of the Board of Directors who is not an employee of our Company (a “Non-Employee Director”) receives $45,000 annually for his service on the Board of Directors. The chairman of the Audit and Compensation Committees each receive an additional $15,000 annually. The chairman of the Nominating and Corporate Governance Committee receives an additional $5,000 annually. At the discretion of the Board of Directors, the Non-Employee Directors are eligible to receive grants of restricted stock or options to purchase shares of our common stock at an exercise price equal to the fair market value of a share of common stock on the date of grant. All directors are reimbursed for their out-of-pocket expenses incurred in connection with their service as directors.

Our Non-Employee Directors are Messrs. Block, Emmett, Goldstein, and Rissman. During the fiscal year ended December 31, 2008, 9,000 shares of restricted stock were granted to each of our Non-Employee Directors. The restricted shares were granted on May 23, 2008 to Messrs. Block, Emmett, Goldstein and Rissman, and vest in three equal annual installments beginning one year from the date of grant.

The following chart represents the compensation amount we paid, accrued or expensed with respect to our Non-Employee Directors for their services in 2008:

Director	Fees Earned	Stock Awards (1)	All Other Compensation	Total
Richard Block	$50,000	$51,908	$—	$101,908

Jay Emmett	$60,000	$51,908	$—	$111,908

Michael Goldstein	$60,000	$51,908	$—	$111,908

Randy O. Rissman	$45,000	$51,167	$—	$96,167

(1) The amounts in this column reflect the amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123(R), of awards granted pursuant to the 2008, 2007 and 2006 Long-Term Incentive Compensation Plans.

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Assumptions used in the calculation of these amounts are included in footnote 8 to the Company’s audited financial statements for the fiscal year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 16, 2009. The grant date fair value of restricted stock awards issued to each of our Non-Employee Directors in 2008 is $70,650, and is based on a price of $7.85 which represents the average of the high and low market value of our stock on the grant date.

As of December 31, 2008, our Non-Employee Directors held the following number of unexercised stock options and the following number of unvested shares of restricted stock:

Director	Unexercised Options	Unvested Shares of Restricted Stock

Richard Block	30,000	14,750

Jay Emmett	30,000	14,750

Michael Goldstein	30,000	14,750

Randy O. Rissman	—	14,750

Compensation Committee Interlocks and Insider Participation

As described in “Election of Directors - Committees of the Board of Directors” above, the Compensation Committee consists of Messrs. Emmett, Block and Goldstein, none of whom has ever been an officer or employee of the Company or any of its subsidiaries. During fiscal 2008, no executive officer of the Company served as a member of the Compensation Committee or board of directors of another entity, one of whose executive officers served on our Board of Directors.

Report of the Audit Committee of the Board of Directors

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filing.

Membership and Role of the Audit Committee

4Kids’ Audit Committee currently consists of Mr. Goldstein, who serves as the Chairman, and Messrs. Block, Emmett and Rissman. The Audit Committee provides assistance to the Board of Directors in fulfilling the Board of Directors’ oversight responsibilities with respect to the quality and integrity of 4Kids’ financial reports, the independence and qualifications of 4Kids’ independent auditors, the performance of 4Kids’ internal audit function and 4Kids’ compliance with legal and regulatory requirements. The Audit Committee has the sole authority to appoint or replace 4Kids’ independent auditors and is directly responsible for determining the compensation and for overseeing the work of 4Kids’ independent auditors. The Audit Committee met with management periodically during the year to consider the adequacy of 4Kids’ internal controls and the objectivity of its financial reporting. The Audit Committee also discussed with 4Kids’ independent auditors and with the appropriate financial personnel their evaluations of 4Kids’ internal accounting controls and the overall quality of 4Kids’ financial

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reporting. The Audit Committee also discussed with 4Kids’ senior management and independent auditors the process used for certifications by 4Kids’ chief executive officer and chief financial officer which is required by the SEC for certain of 4Kids’ filings with the SEC. During fiscal 2008, the Audit Committee met privately with both the independent auditors and the internal auditor, each of whom has unrestricted access to the Audit Committee.

The Board of Directors has determined that one of the Audit Committee’s members, Mr. Goldstein, qualifies as an “audit committee financial expert” as defined by the SEC. The Audit Committee operates under a written charter adopted by the Board of Directors. All of the Audit Committee members are independent as defined in the New York Stock Exchange listing standards.

Review of the Company’s Audited Financial Statements for the Fiscal Year Ended December 31, 2008

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2008 with the Company’s management. The Audit Committee has discussed with Eisner LLP, the Company’s independent public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Codifications of Statements on Auditing Standards AU § 380).

The Audit Committee has also received the written disclosures and the letter from Eisner LLP required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and the Audit Committee has discussed with Eisner LLP such firm’s independence.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the Securities and Exchange Commission.

Audit Committee

Michael Goldstein

Richard Block

Jay Emmett

Randy O. Rissman

Certain Transactions Involving Management

We have adopted a policy that if any director or executive officer or any business organizations or individuals associated with them have transacted business with our Company during the year, such transactions must be reported initially to the Corporate Secretary. The information may be reported in the written questionnaire submitted by directors and executive officers annually or on an as needed basis. The Corporate Secretary then advises the Board of Directors of any such transactions for their review and determination as to whether or not to approve such transactions.

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National Law Enforcement and Firefighters Children’s Foundation - Our Company’s Chairman and Chief Executive Officer is the founder and President of The National Law Enforcement and Firefighters Children’s Foundation (the “Foundation”). The Foundation is a not-for-profit organization dedicated to helping the children of law enforcement and firefighting personnel and working with law enforcement and firefighting organizations to provide all children with valuable social and life skill programs. During the years ended December 31, 2008 and 2007, the Company contributed approximately $110,000 and $120,000, respectively, to the Foundation.

Chaotic USA Entertainment Group, Inc. (“CUSA”). On December 11, 2006, 4Kids Digital Games, Inc., one of our wholly-owned subsidiaries (“4Kids Digital”), and Chaotic USA Digital Games LLC (“CUSA LLC”) formed TC Digital Games, LLC (“TC Digital”) as a joint venture, with 4Kids Digital owning 53% of TC Digital’s membership interest and CUSA LLC owning 47% of TC Digital’s membership interest, and entered into TC Digital’s operating agreement (the “TCD Agreement”). On December 18, 2007, 4Kids Digital purchased an additional 2% membership interest in TC Digital from CUSA LLC, increasing 4Kids Digital’s ownership percentage to 55%. TC Digital is a consolidated subsidiary of the Company.

In December 2006, 4Kids Websites, Inc., one of our wholly-owned subsidiaries (“4Kids Websites”), purchased a 50% membership interest in TC Websites LLC (“TC Websites”) from CUSA and entered into TC Websites’ operating agreement (the “TC Websites Agreement”). On December 18, 2007, 4Kids Websites acquired an additional 5% ownership interest in TC Websites from CUSA, increasing 4Kids Websites’ ownership percentage to 55%. TC Websites is a consolidated subsidiary of the Company.

Bryan Gannon (“Gannon”), President and Chief Executive Officer of CUSA and John Milito (“Milito”), Executive Vice President and Chief Operating Officer of CUSA, each own an interest of approximately 32% in CUSA. Additionally, on December 11, 2006, Gannon and Milito became officers of TC Digital and TC Websites.

Since January 1, 2008, the Company has entered into the following transactions with CUSA and CUSA LLC, or parties related to Gannon and Milito that are summarized below:

°

Employment Agreements – On December 11, 2006, TC Digital entered into employment agreements with terms extending through December 31, 2009, with Bryan Gannon, to serve as its President and Chief Executive Officer and John Milito, to serve as its Executive Vice President. Under the terms of the employment agreements, each of Gannon and Milito will receive an annual base salary of $350,000 and are eligible to receive additional bonuses at the sole discretion of TC Digital’s Management Committee, on which they serve. Gannon and Milito are each entitled to receive a minimum bonus of $200,000 in 2008, respectively, if TC Digital attains 60% of the projected revenues for those years approved by TC Digital’s Management Committee. During 2008, TC Digital did not attain 60% of projected revenues; therefore, no bonus had been earned or paid with respect to the employment agreements.

°

Chaotic Property Representation Agreement – On December 11, 2006, 4Kids Entertainment Licensing Inc., one of our wholly-owned subsidiaries (“4Kids Licensing”), CUSA and Apex Marketing, Inc. (“Apex”), a corporation in which Gannon holds 60% of

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the outstanding capital stock and Milito owns 39% of the outstanding capital stock, entered into an amended and restated Chaotic property representation agreement (“CPRA”) replacing the original Chaotic property representation agreement entered into by the parties in April 2005. Under the terms of the CPRA, 4Kids Licensing is granted exclusive television broadcast and production, merchandising licensing, and home video rights to the “Chaotic” Property worldwide in perpetuity, subject to certain limited exceptions. Under the terms of the CPRA, all “Chaotic” related income less approved merchandising and other expenses shall be distributed 50% to us and 50% to CUSA and Apex, excluding trading card royalties which are distributed 55% to 4Kids Digital and 45% to CUSA LLC. Additionally, all approved production expenses for television episodes based on the “Chaotic” property are allocated 50% to 4Kids Licensing and 50% to CUSA and Apex. During 2008 and 2007, there were no distributions and approximately $6,938,000 and $4,265,000, respectively, of production, merchandising and other general expenses were owed to the Company by CUSA and Apex, collectively.

°

Patent License Agreements – On December 11, 2006, TC Digital and TC Websites each entered into an agreement (the “Patent License Agreements”) with Cornerstone Patent Technologies, LLC (“Cornerstone”), a limited liability company, in which Gannon and Milito each hold a 25% membership interest. Pursuant to the Patent License Agreements, TC Digital and TC Websites obtained exclusive licenses (subject to certain exceptions) to use certain patent rights in connection with “Chaotic” and other trading card games which are uploaded to websites owned and operated by the combined entities. Additionally, each of TC Digital and TC Websites agreed to pay Cornerstone a royalty of 1.5% of the Manufacturers Suggested Retail Price for the sale of trading cards, which amounted to $237,000 and $20,000 for each such entity during 2008 and 2007, respectively. On September 10, 2007, we purchased a 25% interest in such patents from Cornerstone for $750,000. During 2008 and 2007, the Company earned royalties of approximately, $158,000 and $39,000, respectively, associated with our portion of the patents, included in this amount was approximately, $158,000 and $14,000, respectively, relating to the sales of “Chaotic” trading cards which is eliminated in the Company’s consolidated financial statements.

°

TCD Agreement – Under the terms of the TCD Agreement, TC Digital is obligated to pay the following fees and/or royalties to: (i) 4Kids Digital equal to 3% of TC Digital’s gross revenues up to $350,000 per year for management services performed; (ii) 4Kids Digital and CUSA equal to 3% of net sales of each pack of trading cards sold; and (iii) the Company equal to (x) 10% of the net sales of “Chaotic” trading cards and (y) an additional 1% of net sales of “Chaotic” trading cards above $50 million during a calendar year. The Company acquired its rights to receive royalties of 10% in respect to net sales of “Chaotic” trading cards under the TCD Agreement through purchases from Dracco Company Ltd. (“Dracco”) of a 5% royalty stream on October 17, 2007, a 1% royalty stream, previously allocated to CUSA from Dracco, on December 18, 2007, a 4% royalty stream on March 17, 2008 in exchange for one-time payments of $2,250,000, $450,000 and $1,100,000, respectively. The consideration for the purchase of the 1% royalty stream for $450,000 was satisfied through the settlement of certain capital contributions required to be made by CUSA to TC Websites under the TCW Agreement. During 2008

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and 2007, the Company earned royalties and or fees of approximately, $2,791,000 and $74,000, respectively, and CUSA earned royalties and or fees of approximately, $553,000 and $25,000, respectively, relating to the sales of “Chaotic” trading cards under the TCD agreement. The Company’s portion of royalties and its management fee were eliminated in its consolidated financial statements.

4Kids Digital is required under the terms of the TCD Agreement and the related loan and line of credit agreements to provide loans to TC Digital from time to time with a maturity date of December 31, 2010. On September 15, 2008, 4Kids Digital and TC Digital agreed to reduce the interest payable on any such loans from 12% to 9% retroactive to December 11, 2006. Any transaction resulting in the sale of more than 50% of TC Digital’s membership interests or in the sale of all or substantially all of TC Digital’s assets occurring while there is no debt owed from TC Digital to 4Kids Digital under the loan and line of credit or occurring prior to August 31, 2009 requires the consent of members of TC Digital holding two-thirds of its membership interests (as opposed to a majority of its membership interests).

°

Chaotic Merchandise License Agreement – On December 11, 2006, 4Kids Licensing, CUSA and TC Digital entered into a merchandise licensing agreement pursuant to which 4Kids Licensing and CUSA granted TC Digital exclusive rights to manufacture, produce and license “Chaotic” trading cards and related accessories through December 31, 2016. Under the terms of the agreement, TC Digital is obligated to pay a royalty on trading cards and all related accessories equal to (i) 4% of net sales to 4Kids Licensing while any amounts are outstanding to 4Kids Digital under the loan agreement or line of credit agreement or (ii) 8% of net sales of such cards and accessories, 55% of which will be paid to 4Kids Licensing and 45% to CUSA LLC based on the additional 2%. During 2008 and 2007, no royalties had been earned under this agreement.

°

Operating Agreement of TC Websites LLC – On December 11, 2006, 4Kids Websites entered into the TCW Agreement with CUSA to purchase a 50% membership interest in TC Websites, which was amended on December 18, 2007 in connection with 4Kids Websites’ acquisition of an additional 5% ownership interest in TC Websites. On September 15, 2008, the terms of the TCW Agreement were further amended to eliminate TC Websites’ obligation to pay fees to each of the following: (i) 4Kids Websites equal to 3% of gross revenues of TC Websites with a minimum fee of $100,000 and a maximum fee of $200,000 per year for management services; (ii) Gannon equal to $100,000 for services as a senior executive; and (iii) Milito equal to $100,000 for services as a senior executive. Under the terms of the TCW Agreement, each member of TC Websites is obligated to make capital contributions on a pro-rata basis to the extent determined by its Management Committee to be necessary to fund the operation of the Website. Any transaction resulting in the sale of more than 50% of TC Websites’ membership interests or in the sale of all or substantially all of TC Digital’s assets requires the consent of members of TC Websites holding two-thirds of its membership interests (as opposed to a majority of its membership interests).

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°

Right of First Negotiation Agreement – On December 11, 2006, the Company entered into a letter agreement with TC Digital providing TC Digital with a right of first negotiation for the license of trading card rights represented by the Company as merchandise licensing agent for any third party property and for any property developed and wholly owned by the Company, through December 31, 2009, subject to the terms of the Company’s obligations to third parties and to other limitations. If the Company and TC Digital are unable to reach an agreement with respect to trading card rights within a specified period, the Company will be free to license such trading card rights to third parties on terms no less favorable to the Company as the last offer made to TC Digital during such negotiations.

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Interest Purchase Agreement – On March 2, 2009, TC Digital, 4Kids Entertainment, Inc. (the "Company") and Home Focus Development Ltd. (“Home Focus”) entered into various agreements pursuant to which TC Digital and Home Focus agreed to form TC Digital International Ltd. (“TDI”), an Irish Private Corporation, for the purpose of distributing “Chaotic” trading cards principally in Europe and the Middle East (“TDI Territory”) and the Company agreed to purchase a 25% interest in TDI from Home Focus (the "TDI Interest"). As a result, TDI is owned 50% by TC Digital, 25% by the Company and 25% by Home Focus. The purchase price for the TDI Interest is an initial price amount of $1,575,000. The Company is obligated to pay up to an additional $1,000,000 to Home Focus (the "Conditional Payments") conditioned upon the “Chaotic” television series being telecast in the five largest European television markets (the United Kingdom, France, Germany, Spain and Italy) and/or TDI selling in excess of $10 million of “Chaotic” trading cards. To date, the Company has entered into agreements for the telecast of the “Chaotic” television series in the UK and France, requiring the Company to make $400,000 of the Conditional Payments to Home Focus. The Company has paid or will be paying Home Focus the consideration for the TDI interest as follows: the Company has paid $475,000 upon execution of the various agreements and has paid its first monthly installment of $125,000 on April 1, 2009; the Company will continue to pay the monthly installments of $125,000 through September 1, 2009; and beginning on October 1, 2009, $150,000 per month until such time as the balance due has been paid.

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TDI Shareholders Agreement – On March 2, 2009, TC Digital, the Company and Home Focus entered into the TDI Shareholders Agreement (“TDI Agreement”) under which the Board of Directors of TDI will consist of four directors. TC Digital has the right to elect two directors and the Company and Home Focus each have the right to elect one director. There are a number of extraordinary actions that require the consent by shareholders holding at least 80% of the voting stock of TDI in addition to approval of the Board of Directors. The TDI Agreement requires the shareholders to provide TDI with additional capital on a pro rata basis in exchange for additional equity. Under the TDI Agreement, TDI is required to pay or reimburse TC Digital for the costs and expenses associated with the printing, advertising, marketing and promotion of the “Chaotic” trading card game in the TDI Territory. In addition, TDI is responsible for reimbursing TC Digital and TC Websites for the cost of translating the “Chaotic” trading cards and “Chaotic” website into the European languages and for bandwidth and equipment charges associated with making the “Chaotic” website operational in the TDI Territory. TDI is also required to

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pay TC Digital and TC Websites a design fee equal to 3% and 1.5%, respectively, of net sales of “Chaotic” trading cards in the TDI Territory.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These persons are required by regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us, we believe that, during the fiscal year ended December 31, 2008, our officers, directors and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of April 14, 2009, certain information concerning the beneficial ownership of the shares of our common stock by (i) each person who is known by us to own beneficially more than five percent of the outstanding shares of our common stock, (ii) each of our directors, (iii) our NEOs and (iv) all of our current directors and executive officers as a group.

	Shares of Common Stock Beneficially Owned (1)
Name and Address of Beneficial Owner	Shares	Options	Total		Percent of Class

Prescott Group Capital Management, LLC (2)	2,414,209	—	2,414,209		18.25%

Dimensional Fund Advisors LP (3)	988,570	—	988,570		7.47%

Conus Partners (4)	667,160	—	667,160		5.04%

Richard Block (5)	41,500	15,000	56,500		less than 1%

Jay Emmett (5)	33,300	15,000	48,300		less than 1%

Bruce Foster (5)	29,001	25,000	54,001		less than 1%

Michael Goldstein (5)	31,000	15,000	46,000		less than 1%

Norman Grossfeld (5)	28,761	35,000	63,761		less than 1%

Alfred R. Kahn (5)	1,233,088	540,000	1,773,088	(6)	13.41%

Brian Lacey (5)	20,320	25,000	45,320		less than 1%

Samuel Newborn (5)	30,353	30,000	60,353		less than 1%

Randy O. Rissman (5)	122,500	—	122,500		less than 1%

All directors and officers as a group (12 persons)	1,598,703	725,000	2,323,703		17.57%

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(1)	Unless otherwise indicated, each holder possesses sole voting and investment power over the shares of common stock listed as beneficially owned.
(2)

Share ownership information is based on information contained in a Form 4 filed with the Securities and Exchange Commission on March 17, 2009 by Prescott Group Capital Management, LLC. on behalf of itself and its direct and indirect subsidiaries. Prescott Group Capital Management, LLC. has sole voting power and sole investment power with respect to all of the shares reported as beneficially owned. The address of the holder is 1924 South Utica, Suite 1120, Tulsa, Oklahoma 74104-6529.

(3)

Share ownership information is based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2009 by Dimensional Fund Advisors LLP on behalf of itself and its direct and indirect subsidiaries. Dimensional Fund Advisors LLP has sole voting power as it relates to 974,971 of the shares beneficially owned and sole investment power with respect to all of the shares reported as beneficially owned. The address of the holder is Palisades West, Building One, 6300 Bee Cave Road, Austin TX 78746.

(4)

Share ownership information is based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2009 by Conus Partners, Inc. Conus Partners, Inc. has shared voting and investment power with respect to all of the shares reported as beneficially owned. The address of the holder is 49 West 38th Street, 11th floor, New York, NY 10018.

(5)

The address for Messrs. Block, Emmett, Foster, Goldstein, Grossfeld, Kahn, Lacey, Newborn and Rissman is 4Kids Entertainment, Inc., 1414 Avenue of the Americas, New York, NY 10019. Included in the share amounts beneficially owned are restricted shares issued as of December 31, 2008 which have not yet fully vested.

(6)	Includes 1,211,138 shares owned by Mr. Kahn, 6,000 shares owned by Mr. Kahn’s wife, and 15,950 shares held by Mr. Kahn for the benefit of his daughter under the NY/UGMA.

PROPOSAL 2 - SELECTION OF AUDITORS

On April 14, 2009, the Audit Committee of the Board of Directors voted to propose and recommend the selection of Eisner LLP as independent auditors to examine the Company’s financial statements for the fiscal year ending December 31, 2009.

The Audit Committee of the Board of Directors has the responsibility for the selection of 4Kids’ independent auditors. Although shareholder ratification is not required for the selection of Eisner LLP, and although such ratification will not obligate 4Kids to continue using the services of such firm, the Audit Committee of the Board of Directors is submitting the selection for ratification with a view towards soliciting the shareholders’ opinion thereon, which may be taken into consideration in future deliberations.

Representatives of Eisner LLP are expected to be present at the Annual Meeting of Shareholders and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Pre-Approval Policy for Services of Independent Registered Public Accounting Firm

As part of its duties, the Audit Committee is required to pre-approve audit and non-audit services performed by the independent registered public accounting firm (the independent auditors) in order to assure that the provision of such services does not impair the auditors' independence. On an annual basis, the Audit Committee reviews and provides pre-approval for certain types of services that may be provided by the independent auditors without obtaining specific pre-approval from the Audit Committee. If a type of service to be provided by the independent auditors has not received pre-approval during this annual process, it will require specific pre-approval by the Audit Committee. The Audit Committee does not delegate to management its responsibilities to pre-approve services performed by the independent auditors.

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The fees billed or expected to be billed for professional services rendered by Eisner LLP in 2008 and 2007 were approximately as follows:

Type of Fees	2008	2007
Audit Fees	$743,191	$789,066
Audit-Related Fees	43,798	38,325
Tax Fees	107,670	85,006
All Other Fees	—	—
Total	$894,659	$912,397

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees that 4Kids paid or expected to pay to Eisner LLP for the audit of 4Kids’ annual financial statements included in the annual report on Form 10-K for the fiscal years ended December 31, 2008 and 2007, respectively and review of financial statements included in the Forms 10-Q filed during fiscal 2008 and 2007; for the audit of 4Kids’ internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects; for the attestation of management's report on the effectiveness of internal control over financial reporting; and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements. “Audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of 4Kids’ financial statements and internal control over financial reporting, including services in connection with assisting the company in its compliance with its obligations under Section 404 of the Sarbanes-Oxley Act and related regulations; “Tax fees” are fees for tax preparation, tax compliance, tax advice, and tax planning; and “All other fees” are fees for any services not included in the first three categories.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF EISNER LLP AS AUDITORS AND, UNLESS A SHAREHOLDER GIVES INSTRUCTIONS ON THE PROXY CARD TO THE CONTRARY, THE APPOINTEES NAMED THEREON INTEND SO TO VOTE.

PROPOSAL 3 - SHAREHOLDER PROPOSAL

The Company has received a shareholder proposal from Amalgamated Bank’s LongView SmallCap 600 Index Fund (the “Fund”). The Company will furnish the address and number of shares held by the Fund upon receipt of a request for such information to the Secretary. The Fund has requested that the Company include the following proposal and supporting statement in its Proxy Statement, and, if properly presented, this proposal will be voted on at the Annual Meeting. The shareholder proposal is quoted verbatim in italics below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

Shareholder Proposal

RESOLVED: That the shareholders of 4Kids Entertainment, Inc. (the “Company”) hereby request that the board of directors amend the Company’s governing documents and take such other steps as may be necessary to provide that at each shareholder meeting where there is

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an uncontested election for the board of directors, a director shall be elected by a majority of the votes cast with respect to that director, with any incumbent director who fails to achieve such a majority vote obliged to tender his or her resignation and the board obliged to decide and state publicly within 90 days whether it has accepted that resignation.

Supporting Statement

4Kids Entertainment uses a “plurality vote” standard to elect directors. Thus, in an uncontested election, there is no way for shareholders to vote against an individual candidate; shareholders can merely “withhold” support for that candidate, who will be elected anyway. In effect, plurality voting allows a candidate to be elected even if a substantial majority of shares are not affirmatively voted in favor of that candidate.

This proposal asks the Board to adopt a “majority vote” policy for electing directors. This would mean that nominees for the board must receive a majority of the votes cast in order to be elected or re-elected to the board, i.e., the number of votes cast “for” a nominee must exceed the number of votes cast “against” a nominee. If the only options are to vote “yes” or to “withhold” support, then a “withhold” vote would count as a vote “against” the nominee.

In our view, an effective majority vote policy also requires incumbent directors who fail to win re-election to resign from the board. Without such a provision, the failure of a candidate to achieve a majority might be viewed as creating a vacancy, and state law may allow an incumbent to fill that “vacancy” until his or her successor is chosen.

Allowing a director to hold onto his or her seat in that situation undercuts the goal of majority voting, which is why resignations are required at companies that adopt majority voting and why in that situation a board must decide and announce within 90 days whether it will accept the resignation.

Majority voting has been adopted by dozens of companies in recent years. In our view, such a “majority vote” standard in director elections would give shareholders a more meaningful role in the director election process. We believe that this Company should make appropriate changes to its governing documents to empower shareholders here.

We urge your support for this important director election reform.

Management Statement in Opposition to Shareholder Proposal to Implement Majority Voting in Uncontested Director Elections

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST PROPOSAL NO. 3 FOR THE FOLLOWING REASONS:

The 4Kids Board of Directors and its Nominating and Corporate Governance Committee are mindful of the ongoing corporate governance developments and debate concerning majority voting in the election of directors. After thorough consideration, the Board

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has unanimously recommended the shareholders vote against the Shareholder Proposal for the reasons set forth below.

We believe that the Board of Directors has in place a nomination and evaluation process, which identifies and proposes qualified independent director nominees to serve the best interests of 4Kids and its shareholders. The Nominating and Corporate Governance Committee, which is composed solely of independent directors, evaluates and recommends director nominees for election, based on factors which may include, among other things, employment and other professional experience, past experience and involvement in areas which are of relevance to the business of 4Kids. This process has resulted in a Board of Directors that is comprised of highly qualified directors with outstanding professional reputations, a majority of whom are independent as defined under NYSE regulations. 4Kids also includes in this Proxy Statement information on how shareholders can communicate their views on potential director nominees or other matters to the Board of Directors.

We also believe that the plurality standard has served 4Kids well for many years. In fact, we are not aware of any instance in which plurality voting prevented our shareholders from either electing the directors they wanted or otherwise expressing their dissatisfaction with any particular director or the Board of Directors as a whole. As a practical matter, all of the directors have been elected by a majority of the outstanding shares over the past several years. Accordingly, the implementation of the majority voting standard for the election of directors suggested by the Shareholder Proposal would not have had any impact on the outcomes of the election of directors over the past ten years.

As a result of 4Kids’ shareholders’ long history of electing highly qualified directors, and because of the Company’s rigorous director nomination and evaluation process, we believe that no change in the director election standard is necessary to improve the Company’s performance or corporate governance. We also do not think that implementing the Shareholder Proposal will enhance the quality of the directors elected in the future.

The Company is a New York corporation. The Company has used the plurality voting standard to elect directors, which is the default standard under New York corporate law. Many large public companies incorporated in New York and elsewhere use a plurality voting standard. Under the plurality voting standard, the nominees who receive the most affirmative votes are elected to the Board of Directors. The plurality voting standard delivers election results in a simple, efficient and transparent manner. Plurality voting has long been accepted, and the rules governing plurality voting are well established and widely understood.

The majority voting standard suggested by the Shareholder Proposal also raises complications under current New York law and good corporate governance practices. Under majority voting, a “failed election” may occur in an uncontested election where a board nominee does not receive a majority of the votes cast. Plurality voting avoids the destabilizing risk of a “failed election” and ensures that all open positions are filled at each election. Under New York law, a director whose term expires continues as a “holdover director” until his or her successor is elected and qualified. Therefore, if an unsuccessful candidate in a failed election were an incumbent director, he or she could continue as a director until a successor is elected at the next

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annual meeting of shareholders. If the candidate that does not receive a majority of the votes is not an incumbent, the director position would become vacant, and could be filled by the remaining directors acting alone. Thus, the majority voting standard recommended by the Shareholder Proposal does not achieve the goal of providing shareholders with a more meaningful role in the director election process. In addition to losing knowledgeable directors, the Board of Directors could be faced with a potentially large number of vacancies at one time that could adversely affect our ability to comply with applicable NYSE or SEC requirements regarding the number of independent directors and financial experts who must serve on a board of directors.

The Company believes that another consequence of implementing the Shareholder Proposal may be to turn every annual meeting into an expensive and distracting contest. Shareholder groups that are indifferent to the long-term interests of the Company could promote “vote no” campaigns against the election of one or more of the Board of Directors’ director nominees, forcing the Company to employ proactive and costly solicitation strategies to obtain the required votes. This is not a productive expenditure of the Company’s funds.

A further complication is the NYSE’s proposed broker non-vote rule, which would prohibit a broker from voting a customer’s shares in a director election when the shareholder customer has provided no direction to the broker, thus reducing the total number of shares voted for directors. If this NYSE rule is adopted, it may be more difficult for companies that have adopted a majority vote standard for uncontested director elections to elect directors, even where shareholders have expressed no dissatisfaction with one or more directors.

The Board of Directors vigilantly monitors developments in the area of corporate governance, and we believe that it is premature to adopt majority voting in light of the on-going discussions and debate in this area. The legal community, shareholder advocates, corporate governance experts, public companies and other groups continue to evaluate and debate the benefits, disadvantages and consequences of majority voting and whether some modified model of plurality voting might be preferable. At this time, we do not believe that the interests of 4Kids, or the interests of the Company’s shareholders’, would be best served by adopting such a change.

In summary, we believe that the Company and its shareholders are best served by the Company’s current system of plurality voting. The current process by which the Nominating and Corporate Governance Committee identifies and recommends director nominees to the Board of Directors, and the Board of Directors’ strong governance record, serves and protects the interests of the Company’s shareholders over the long term. For the reasons stated, the Shareholder Proposal would not improve the Board of Directors’ corporate governance or the selection process for directors, and could easily result in failed elections, holdover directors, and other unforeseen consequences (depending on the adoption, and implications, of the NYSE’s proposed broker non-vote rule), increased costs (both financial and in terms of management and Board of Directors’ focus) and a lack of director continuity. Accordingly, your Board of Directors believes the Shareholder Proposal is not in the best interests of the Company or its shareholders.

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 3, AND, UNLESS A SHAREHOLDER GIVES INSTRUCTIONS ON THE PROXY CARD TO THE CONTRARY, OR A BROKER NON-VOTE IS INDICATED, THE APPOINTEES NAMED THEREON INTEND SO TO VOTE.

OTHER MATTERS

The Board of Directors does not know of any matters other than those mentioned above to be presented at the meeting. If any other matters do come before the meeting, the persons named in the proxy will exercise their discretion in voting thereon.

35

SHAREHOLDER PROPOSALS

Proposals by any shareholders intended to be presented at the 2010 Annual Meeting of Shareholders must be received by the Corporation for inclusion in proxy material relating to such meeting not later than December 31, 2009. Further, management proxies for the Corporation’s 2009 Annual Meeting of Shareholders will use their discretionary voting authority with respect to any proposal presented at the meeting by a shareholder who does not provide the Company with written notice of such proposal prior to March 15, 2010.

By Order of the Board of Directors,

ALFRED R. KAHN

Chairman of the Board of Directors and

Chief Executive Officer

New York, New York

April 30, 2009

36

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

4KIDS ENTERTAINMENT, INC.

The undersigned hereby appoints Alfred R. Kahn and Bruce R. Foster, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of 4Kids Entertainment, Inc. held of record by the undersigned at the close of business on April 14, 2009 at the Annual Meeting of Shareholders of 4Kids Entertainment, Inc. to be held at the offices of JP Morgan Chase, 270 Park Avenue, New York, New York, Room C, 11th Floor at 10 a.m., local time, on Friday, May 22, 2009 or at any adjournment thereof.

(Continued, and to be marked, dated and signed, on the other side)

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY

Please mark your votes like this **X**

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" PROPOSALS 1 AND 2, AND AGAINST PROPOSAL 3. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, WHICH RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2, AND, UNLESS A BROKER NON-VOTE, AGAINST PROPOSAL 3.

1. ELECTION OF DIRECTORS:

		FOR ALL Nominees listed to the left	WITHHOLD AUTHORITY to vote (except as marked to the contrary for all nominees listed to the left)
01 Richard Block	04 Alfred R. Kahn	☐	☐
02 Jay Emmett	05 Samuel R. Newborn		
03 Michael Goldstein	06 Randy O. Rissman		

(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list above)

	FOR	AGAINST	ABSTAIN
2. Proposal to approve the ratification of the appointment of Eisner LLP as 4Kids' independent auditors for the fiscal year ending December 31, 2009.	☐	☐	☐
3. Shareholder proposal to implement majority voting in uncontested director elections.	☐	☐	☐

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or adjournments thereof.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature ____________________ **Signature** ____________________ **Date** __________ **, 2009.**

NOTE: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.